(2)(K)(vi)(a)

EXECUTION VERSION

AMENDMENT NO. 1

TO AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of May 11, 2018, to the Amended and Restated Credit Agreement, dated as of May 12, 2017, among VOYA SENIOR INCOME FUND (the “Borrower”), the Lenders party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”) (as so amended and as hereafter amended, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I.                                        Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.                                   The Borrower desires an amendment to the Credit Agreement upon the terms and conditions herein contained, and all Lenders have agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      The defined term “Federal Funds Effective Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by deleting the phrase “arranged by federal funds brokers” contained therein.

2.                                      The defined term “S&P” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

3.                                      The defined term “Scheduled Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the date “May 11, 2018” contained therein with the date “May 10, 2019”.

4.                                      Section 7.7(c) of the Credit Agreement is hereby amended by replacing the dollar amount “$240,000,000” contained therein with the dollar amount “$200,000,000”.

5.                                      ARTICLE 10 of the Credit Agreement is hereby amended by inserting a new Section 10.20 as follows:

Section 10.20                            Certain ERISA Matters.  (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the

Voya Senior Income Fund Amendment No. 1 to A&R Credit Agreement

Administrative Agent and any of its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving Lender collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any of its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that:

(i)                                     none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any other Loan Document or any documents related hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a Lender, an insurance carrier, an investment adviser, a broker-dealer or other Person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Commitments and this Credit Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                                 no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arranger or the Book Runner listed on the cover page hereof, or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Credit Agreement.

(c)                                  The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that it has a financial interest in the transactions contemplated hereby in that it or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Credit Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral Administrative Agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, Banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d)                                 For purposes of this Section 9.16, the following defined terms when used herein have the following meanings:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

6.                                      Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 1 hereto.  Each Lender agrees that upon the Amendment Effective Date (defined below), it shall be deemed to have entered into a master assignment and assumption agreement, in form and substance substantially similar to Exhibit A to the Credit Agreement, pursuant to which each Lender shall have assigned to each other Lender a portion of its Loans necessary to reflect proportionately the Commitments as reflected in Schedule 1 to the Credit Agreement as amended hereby.  In connection with such assignment, each Lender shall pay to the Administrative Agent, for the account of the other Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Loans (collectively, the “True-up Payments”).

7.                                      Paragraphs 1 through 6 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)                                 the Administrative Agent shall have received from the Borrower and each Lender either (i) a counterpart of this Amendment executed on behalf of such Person, or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that such Person has executed a counterpart of this Amendment;

(b)                                 the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board of Trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organizational Documents have not been amended, supplemented or otherwise modified since

May 12, 2017 or, if Borrower’s Organizational Documents have been so amended, supplemented or otherwise modified, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)                                  the Administrative Agent shall have received one or more written opinions from counsel to the Borrower in form and substance acceptable to the Administrative Agent;

(d)                                 the aggregate outstanding principal balance of the Loans shall not exceed the Commitments (after giving effect to the reduction thereof contemplated by this Amendment);

(e)                                  the Administrative Agent shall have received the True-up Payments, if any;

(f)                                   the Administrative Agent shall have received copies of a Federal Reserve Form for each Lender, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to the Administrative Agent;

(g)                                  the Administrative Agent and each Lender shall have received such documents and information as the Administrative Agent or such Lender, as the case may be, shall have requested for purposes of complying with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(h)                                 all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

8.                                      The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower (and after giving effect hereto, no Default exists or would occur, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

9.                                      In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

10.                               This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

11.                               THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 1 to the Amended and Restated Credit Agreement to be executed by its duly authorized representative as of the day and year first above written.

VOYA SENIOR INCOME FUND

By:	/s/ Elliot Rosen
Name:	Elliot Rosen
Title:	Senior Vice President

THE BANK OF NOVA SCOTIA, individually and as Administrative Agent

By:	/s/ Kevin Chan
Name:	Kevin Chan
Title:	Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Paul J. Koobatian
Name:	Paul J. Koobatian
Title:	Vice President

SCHEDULE 1

List of Lenders and Commitments

Lender	Commitment
The Bank of Nova Scotia	$140,000,000
State Street Bank and Trust Company	$70,000,000
Total	$210,000,000